Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  tnoland@humana.com

Humana Inc. Reports 2004 Financial Results
of $1.72 Earnings per Share

  2004 earnings per share up 22 percent

  4Q04 pretax results consistent with company's recently raised guidance

  Year-over-year growth in Medicare membership of 15 percent

  2004 Commercial segment pretax earnings of $142 million, up 17 percent

  Cash flows from operations (non-GAAP) of $560 million, up 38 percent for the year

     LOUISVILLE, KY (February 7, 2005) - Humana Inc. (NYSE: HUM) today reported a 22 percent increase in diluted earnings per common share (EPS) for the year ended December 31, 2004 (FY 2004), with $1.72 EPS compared to $1.41 EPS for the year ended December 31, 2003 (FY 2003). Factors contributing to the rise in the company's performance for the year include improvement in each of the company's business segments, with strong results from Medicare and further progress in commercial operations.

     The company earned $0.29 per diluted common share for the quarter ended December 31, 2004 (4Q04), with pretax results consistent with the company's guidance raised in early December 2004.

     "Our Medicare results confirmed how our commitment to this market enhanced our position both financially and strategically as we increased our already robust experience with the senior consumer. Additionally, our leadership in consumer-oriented health plans and an improving product mix fueled further progress in our commercial business," said Michael B. McCallister, Humana's president and chief executive officer. "The fourth quarter was a solid finish to a great year. As strong as 2004 was for us, emerging opportunities in both the Government and Commercial segments make our prospects for 2005 and beyond even stronger."

     The company now expects EPS for the year ending December 31, 2005 (FY 2005) to approximate $2.05, an increase from its previous guidance of $1.95 EPS. The $0.10 increase in estimated EPS results primarily from the anticipated positive impact of a federal income tax gain contingency to be realized in the first quarter of 2005, partially offset by an increase in estimated average diluted shares outstanding for 2005 driven by recent share price appreciation. The company's estimate for pretax income in 2005 remains an increase in excess of 15 percent over 2004, with increases anticipated from both of the company's business segments.

     FY 2004 EPS included net income of $0.03 per share from the gain on the sale of a venture capital investment, the adjustment of estimated federal income taxes payable, accelerated depreciation for software abandonment, and expenses primarily related to severance costs associated with corporate rightsizing. A favorable adjustment of estimated federal income taxes payable, totaling $0.03 per share, occurred during 4Q04 in connection with the company's assessment of income tax contingencies.

     FY 2003 EPS included net expenses of $0.05 per share from the write-down of building and equipment, gain on the sale of a venture capital investment, and accelerated depreciation for software abandonment.

     Results for 4Q04 of $0.29 EPS compare to $0.41 EPS for the quarter ended December 31, 2003 (4Q03). As previously discussed, this reduction resulted from the company entering into a new TRICARE contract in the latter half of 2004. The prior contracts resulted in a concentration of TRICARE earnings in the calendar fourth quarter of each year while the current contract results in more ratable earnings throughout the year. The 4Q04 effect of this TRICARE change was partially offset by improved fourth quarter performance in the company's Medicare and commercial operations.

     Commercial Segment Results

     Commercial segment pretax earnings rose to $27.3 million in 4Q04 from $14.1 million in 4Q03, reflecting a more profitable business mix with significant increases in administrative services only (ASO) and individual product (HumanaOne) members.

     Pretax earnings for FY 2004 in the Commercial segment of $142.0 million rose 17 percent compared to those for FY 2003, driven by operating improvements from the previously discussed changes in commercial membership.

     The company expects FY 2005 Commercial segment pretax earnings to increase between 10 and 15 percent over FY 2004. The projected 2005 beneficial effect from the lapse of a large unprofitable account and growth in ASO and HumanaOne product membership is expected to be partially offset by reduced income associated with lower average membership in the 3-to-300 case size fully insured customers.

     Commercial Segment Enrollment

     Commercial segment medical membership of 3,305,100 at December 31, 2004 increased 8 percent from the prior year, driven by net organic growth of 306,200 members in the company's ASO business, 152,600 members added through the April 2004 acquisition of Ochsner Health Plan, and nearly 59,000 new HumanaOne product members, partially offset by continued attrition in the company's fully insured business lines due to the ongoing competitive environment within the 3-to-300 case size fully insured customers. The company was successful in achieving organic commercial medical membership growth in excess of 87,000, or approximately 2.8 percent in FY 2004.

     The company's leadership in engaging consumers continues to be evidenced through growth in both its Smart offerings and other consumer-focused high deductible plans. At December 31, 2004, 9 percent of the company's commercial medical membership was in these plans, up from 4 percent at December 31, 2003.

     Effective January 1, 2005, an 89,000-member fully insured account, which had been unprofitable during FY 2004, lapsed. Excluding the impact of this account, Humana is forecasting its Commercial segment medical membership to be slightly higher for 2005 versus 2004.

     Commercial Segment Premiums and Medical Costs

     Premiums and administrative services fees for the Commercial segment increased 4 percent to $1.8 billion in 4Q04 compared to the prior year's quarter. For FY 2004, Commercial segment premiums and administrative services fees increased 7 percent to $7.1 billion versus $6.7 billion in FY 2003.

     Commercial segment premiums for fully insured medical membership increased in the range of 5.5 to 7.5 percent on a per-member basis during 4Q04 compared to the same period in the prior year. FY 2004 commercial premiums for fully insured membership increased in the range of 6 to 8 percent on a per-member basis.

     The ranges of per-member premium increase for both 4Q04 and FY 2004 include the estimated impact of an increasing mix of fully insured membership in the company's HumanaOne product, the premium for which lowered Humana's overall average per-member premium increase by approximately 150 to 200 basis points as this product has a correspondingly lower benefit than other fully insured commercial medical products.

     In 4Q04, the Commercial segment medical expense ratio (medical expenses divided by premium revenues) of 83.9 percent was 30 basis points higher than in 4Q03, driven by the 2004 impact of the large unprofitable account. For FY 2004, the medical expense ratio of 83.9 percent increased 100 basis points year over year, in line with previous company guidance. This increase was driven by a combination of the effect of the unprofitable 89,000-member account and strategically planned pricing actions.

     Per-member medical costs for the commercial fully insured business are forecast to rise in the range of 6.5 to 8.5 percent in 2005, including the lowering effect of approximately 200 basis points from a higher mix of HumanaOne membership year over year. These estimates are consistent with per-member increases in commercial medical costs experienced in FY 2004.

     Government Segment Results

     As expected, Government segment pretax earnings were $35.9 million in 4Q04 compared to $85.7 million in 4Q03. The profitability effect of the previously discussed TRICARE contract change in 4Q04 was partially offset by improvements in the performance of the segment's MedicareAdvantage business. Results for 4Q04 also include additional investment spending to position the company to take advantage of the substantial Medicare opportunities in 2005 and beyond.

     For FY 2004, Government segment pretax earnings of $273.8 million increased 22 percent versus FY 2003, primarily from improved performance in its MedicareAdvantage products.

For 2005, the company expects a continuing increase in earnings in its Government segment, driven by improvements in results from both Medicare and TRICARE operations.

     Government Segment Enrollment

     MedicareAdvantage membership continued to increase in 4Q04, totaling 377,200 at December 31, 2004, up 48,600 members year over year and up 5,900 members sequentially. The previously described Ochsner Health Plan transaction resulted in the addition of 33,100 MedicareAdvantage members during the second quarter of 2004.

     For 2005, year-over-year organic growth in MedicareAdvantage membership is anticipated to approximate 10 to 15 percent as a result of investments in sales and marketing, continued growth in the company's Medicare HMO products and expanded participation in Private-Fee-for-Service and local PPO programs. Humana's pending acquisition of CarePlus Health Plans of Florida (CarePlus) is expected to add approximately 50,000 more MedicareAdvantage members upon the completion of the transaction.

     On November 1, 2004, Humana added approximately 1 million TRICARE members as the final membership transition associated with its new South Region contract with the Department of Defense became effective. TRICARE membership of 2,871,800 at December 31, 2004 compares to 2,906,900 at December 31, 2003. The company anticipates no material changes to its TRICARE membership levels in 2005.

     Government Segment Premiums and Medical Costs

     MedicareAdvantage premiums per member increased in the range of 8 to 10 percent year over year during 4Q04, reflecting higher reimbursement associated with the Medicare Modernization Act .

     FY 2004 MedicareAdvantage premiums per member increased in the range of 9 to 11 percent. The company anticipates a range of 9 to 11 percent for 2005 as per-member premium continues to benefit from the processes the company has established to ensure its premiums from the Centers for Medicare and Medicaid Services (CMS) accurately reflect the risk profile of its membership.

     MedicareAdvantage medical costs per member increased year over year in the range of 9 to 11 percent for FY 2004, with a range of 9 to 11 percent anticipated for 2005.

     TRICARE premiums and administrative services fees during 4Q04 of $486.9 million reflect the implementation of the new South Region contract with the Department of Defense, which included a reduction in the benefits and services previously provided, and thus, lower revenues. Additionally, the timing of revenue recognition within each option period under the South Region contract differs from that under prior TRICARE contracts. Due to the South Region contract transition period, 4Q04 did not experience a full complement of revenues and membership. These differences accounted for the expected year-over-year decline in TRICARE premiums and administrative services fees of approximately 27 percent in 4Q04 and 7 percent for FY 2004.

     For 2005, the company anticipates TRICARE premiums and administrative services fees to approximate $2.5 billion as the company experiences a full year under the new South Region contract with the second option period scheduled to begin April 1, 2005.

     Selling, General & Administrative Expenses

     The company's consolidated Selling, General, & Administrative (SG&A) expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) was 14.5 percent for 4Q04, with continued discipline in administrative spending producing a 110 basis point year-over-year decline. Each of the segments also saw improvement in the SG&A expense ratio during 4Q04, with the Commercial segment's ratio declining by 70 basis points and the Government segment's ratio down by 160 basis points.

     For FY 2004, the year-over-year decline was also substantial, resulting in a consolidated SG&A expense ratio of 14.5 percent, a decline of 90 basis points. This was the combined effect of a 50 basis point decline in the Commercial segment expense ratio and a 120 basis point decline in the Government segment ratio.

     The company's 2005 consolidated SG&A expense ratio is projected to be in the range of 13.5 to 14.5 percent. The expected lower SG&A expense ratio should result from the beneficial effect of both growth in membership leveraging fixed costs and management's continued focus on streamlining administrative costs through process design and technology improvements.

     Cash Flows from Operations

     Cash flows provided by operations for FY 2004 of $347.8 million exceeded the company's expectations, but decreased 16 percent from $413.1 million in FY 2003 due to a change implemented by CMS in the timing of its January premium remittance. This change resulted in the company receiving only 11 monthly CMS premium payments in FY 2004.

     Cash flows provided by operations during 4Q04 were $19.5 million compared to $290.2 million in 4Q03 and reflect the CMS revenue and TRICARE contract timing changes described above.

     Cash flows from operations under generally accepted accounting principles (GAAP) for FY 2004 include the negative impact of $211.9 million related to the December 2003 receipt of the January 2004 MedicareAdvantage premium payment from CMS.

     The company anticipates cash flows from operations for FY 2005 will be in the range of $600 million to $650 million driven by expected higher earnings.

     Non-GAAP Cash Flows from Operations

     When reviewing and analyzing Humana's cash flow position, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

     The following is a reconciliation of the most directly comparable historical and projected financial measures prepared in accordance with GAAP, to the historical and projected non-GAAP financial measures:

($ in millions)	4Q03 Actual	4Q04 Actual	FY 2003 Actual	FY 2004 Actual	FY 2005 Expected	FY 2003 Number of Monthly CMS Receipts	FY 2004 Number of Monthly CMS Receipts

GAAP cash flows provided by operations	$290.2	$19.5	$413.1	$347.8	$600 to $650	12	11
Timing of premium payment receipt from CMS	(211.9)	-	(6.1)	211.9	-	-	1
Non-GAAP cash flows provided by operations	$78.3	$19.5	$407.0	$559.7	$600 to $650	12	12

     Balance Sheet

     The company's financial liquidity remained strong in 4Q04 with 54 percent of total assets in cash and investment securities at December 31, 2004, unchanged from December 31, 2003.

     Debt as a percent of total capitalization (debt plus stockholders' equity) of 23.3 percent declined 260 basis points from December 31, 2003 and 50 basis points sequentially.

     Cash and investment securities at the parent company of $439.3 million at December 31, 2004 compared to $399.4 million at December 31, 2003, an increase of 10 percent.

     Acquisition of CarePlus

     On December 14, 2004, the company announced an agreement to acquire CarePlus as well as its affiliated ten CAC-Florida Medical Centers, and PrescibIT Rx pharmacy management company. CarePlus provides MedicareAdvantage HMO plans and benefits to approximately 50,000 Medicare eligibles in Miami-Dade, Broward and Palm Beach counties. The transaction, which is subject to regulatory approval, is currently expected to close in the latter part of 1Q05.

     The acquisition is anticipated to be immediately accretive to earnings, adding EPS of $0.15 to $0.18 during the initial 12 months, net of acquisition integration costs.

     Conference Call & Virtual Slide Presentation

     Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

     All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

     A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com, approximately two hours following the live web cast.

     Cautionary Statement

     This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2003;

  Form 10-Qs for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

     About Humana

     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 15 states and Puerto Rico. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

     Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

     More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;

  Securities and Exchange Commission filings;

  Most recent investor conference presentation;

  Quarterly earnings press releases;

  Audio archive of most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);

  Corporate Governance Information.

     Summary of Earnings Guidance Points

Note: The company's earnings guidance points described throughout this press release (including the table below) exclude any impact of the company's pending acquisition of CarePlus as well as any potential impact from new stock option accounting rules required for implementation by all companies in the latter half of 2005.

2005 Guidance Points
FY 2005 EPS	Approximately $2.05
1Q05 EPS	$0.59 to $0.61
Consolidated revenues	Approximately $14 billion
Commercial segment pretax income	Increase of 10% to 15%
Commercial medical membership	Slightly higher excluding loss of 89K member account on January 1, 2005
Increase in Commercial segment fully insured medical premiums on a per-member basis	6.5% to 8.5% overall; 8.5% to 10.5% group only
Increase in Commercial segment fully insured medical costs on a per-member basis	6.5% to 8.5% overall; 8.5% to 10.5% group only
TRICARE pretax margin	Approximately 3%
Medicare medical membership	Organic growth of 10% to15%
TRICARE medical membership	No material change from 2004 ending membership
Increase in Medicare medical premiums on a per-member basis	9% to 11%
Increase in Medicare medical costs on a per-member basis	9% to 11%
TRICARE revenues	Approximately $2.5 billion
Consolidated SG&A expense ratio	13.5% to 14.5%
Cash flows from operations for full year - GAAP and non-GAAP	$600 million to $650 million
Capital expenditures	Approximately $115 million
Effective tax rate	FY 2005 approximately 30 percent; 1Q05 approximately 12 percent
Shares used in computation of EPS	FY 2005 approximately 166 million; 1Q05 approximately 165 million

Humana Inc.
In thousands
	December 31,		Difference	Percent Change
Ending Medical Membership	2004	2003
Commercial:
Fully insured	2,286.5	2,352.8	(66.3)	(2.8)
ASO	1,018.6	712.4	306.2	43.0
Total Commercial	3,305.1	3,065.2	239.9	7.8

Government:
MedicareAdvantage	377.2	328.6	48.6	14.8
Medicaid	478.6	468.9	9.7	2.1
TRICARE	1,789.4	1,849.7	(60.3)	(3.3)
TRICARE ASO	1,082.4	1,057.2	25.2	2.4
Total TRICARE	2,871.8	2,906.9	(35.1)	(1.2)
Total Government	3,727.6	3,704.4	23.2	0.6
Total ending medical membership	7,032.7	6,769.6	263.1	3.9

	December 31,		Difference	Percent Change
Ending Specialty Membership	2004	2003
Commercial:
Dental-fully insured	825.8	767.6	58.2	7.6
Dental-ASO	420.9	379.8	41.1	10.8
Total Dental	1,246.7	1,147.4	99.3	8.7
Group life	444.6	502.4	(57.8)	(11.5)
Short-term disability	16.9	18.3	(1.4)	(7.7)
Total ending specialty membership	1,708.2	1,668.1	40.1	2.4

	Three months ended December 31,		Twelve months ended December 31,
Premiums	2004	2003	2004	2003
Commercial:
Fully insured medical	$1,633,240	$1,584,950	$6,614,482	$6,240,806
Specialty	89,632	81,469	349,564	320,206
Total Commercial	1,722,872	1,666,419	6,964,046	6,561,012

Government:
MedicareAdvantage	791,064	634,332	3,086,598	2,527,446
TRICARE	475,751	622,513	2,127,595	2,249,725
Medicaid	133,298	129,367	511,193	487,100
Total Government	1,400,113	1,386,212	5,725,386	5,264,271
Total premiums	$3,122,985	$3,052,631	$12,689,432	$11,825,283

	Three months ended December 31,		Twelve months ended December 31,
Administrative services fees	2004	2003	2004	2003
Commercial	$42,244	$31,865	$166,032	$122,846
Government	11,132	40,023	106,764	148,830
Total administrative services fees	$53,376	$71,888	$272,796	$271,676

Humana Inc.
Dollars in thousands, except per share results
	Three months ended December 31,		Twelve months ended December 31,

Consolidated Statements of Income	2004	2003	2004	2003
Revenues:
Premiums	$3,122,985	$3,052,631	$12,689,432	$11,825,283
Administrative services fees	53,376	71,888	272,796	271,676
Investment income	31,375	26,777	132,838	122,041
Other income	1,889	1,576	9,259	7,311
Total revenues	3,209,625	3,152,872	13,104,325	12,226,311
Operating expenses:
Medical	2,645,480	2,534,887	10,669,647	9,879,421
Selling, general and administrative	461,169	486,832	1,877,864	1,858,028
Depreciation	30,640	24,158	107,286	115,167
Other intangible amortization	2,437	2,389	10,506	11,612
Total operating expenses	3,139,726	3,048,266	12,665,303	11,864,228
Income from operations	69,899	104,606	439,022	362,083
Interest expense	6,648	4,894	23,172	17,367
Income before income taxes	63,251	99,712	415,850	344,716
Provision for income taxes	16,125	33,403	135,838	115,782
Net income	$47,126	$66,309	$280,012	$228,934

Basic earnings per common share	$0.30	$0.41	$1.75	$1.44
Diluted earnings per common share	$0.29	$0.41	$1.72	$1.41

Shares used in computing basic earnings per common share (000's)	159,598	161,225	160,421	158,968
Shares used in computing diluted earnings per common share (000's)	162,138	163,724	162,456	161,960

Operating Results by Segment
Pretax income
Commercial	$27,306	$14,062	$142,010	$121,010
Government	35,945	85,650	273,840	223,706
Consolidated	$63,251	$99,712	$415,850	$344,716

Key Ratios
Medical expense ratio
Commercial	83.9%	83.6%	83.9%	82.9%
Government	85.7%	82.3%	84.3%	84.3%
Consolidated	84.7%	83.0%	84.1%	83.5%

Selling, general, and administrative expense ratio
Commercial	16.6%	17.3%	16.4%	16.9%
Government	11.9%	13.5%	12.2%	13.4%
Consolidated	14.5%	15.6%	14.5%	15.4%

Humana Inc.
Dollars in thousands, except per share results

	December 31,	September 30,	December 31,
Consolidated Balance Sheets	2004	2004	2003
Assets
Current assets:
Cash and cash equivalents	$580,079	$375,090	$931,404
Investment securities	2,145,645	2,332,522	1,676,642
Receivables, net:
Premiums	554,661	405,067	452,404
Administrative services fees	24,954	19,803	13,583
Securities lending collateral	77,840	82,342	86,491
Other	212,958	273,240	247,298
Total current assets	3,596,137	3,488,064	3,407,822

Property and equipment, net	399,506	390,735	416,472

Other assets:
Long-term investment securities	348,465	333,796	319,167
Goodwill	885,572	859,734	776,874
Other	427,937	421,623	459,479
Total other assets	1,661,974	1,615,153	1,555,520
Total assets	$5,657,617	$5,493,952	$5,379,814

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,422,010	$1,436,135	$1,272,156
Trade accounts payable and accrued expenses	488,332	504,892	440,340
Book overdraft	192,060	116,106	219,054
Securities lending payable	77,840	82,342	86,491
Unearned revenues	146,326	132,659	333,071
Total current liabilities	2,326,568	2,272,134	2,351,112
Long-term debt	636,696	630,912	642,638
Other long-term liabilities	604,229	568,911	550,115
Total liabilities	3,567,493	3,471,957	3,543,865
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
176,044,649 shares issued at December 31, 2004	29,340	29,177	28,984
Capital in excess of par value	1,017,156	994,975	974,975
Retained earnings	1,229,823	1,182,697	949,811
Accumulated other comprehensive income	16,526	13,797	16,909
Unearned stock compensation	(1,721)	(203)	(754)
Treasury stock, at cost, 15,778,088 shares at December 31, 2004	(201,000)	(198,448)	(133,976)
Total stockholders' equity	2,090,124	2,021,995	1,835,949
Total liabilities and stockholders' equity	$5,657,617	$5,493,952	$5,379,814

Debt to total capitalization ratio	23.3%	23.8%	25.9%

Humana Inc.
Dollars in thousands
	Three months ended		Twelve months ended
	December 31,		December 31,
Consolidated Statements of Cash Flows	2004	2003	2004	2003
Cash flows from operating activities
Net income	$47,126	$66,309	$280,012	$228,934
Adjustments to reconcile net income to net
cash provided by operating activities:
Writedown of property and equipment	-	-	-	17,233
Depreciation and amortization	33,077	26,547	117,792	126,779
Provision for deferred income taxes	26,063	2,038	53,608	32,251
Changes in operating assets and liabilities, net of
effect of business acquired:
Receivables	(151,334)	(28,736)	(44,625)	(15,220)
Other assets	22,767	(17,325)	3,991	25,110
Medical and other expenses payable	(14,125)	(24,410)	78,791	130,025
Other liabilities	39,057	43,931	65,732	(107,432)
Unearned revenues	13,667	224,910	(190,759)	(2,686)
Other	3,187	(3,044)	(16,733)	(21,854)
Net cash provided by operating activities	19,485	290,220	347,809	413,140

Cash flows from investing activities
Acquisition, net of cash and cash equivalents acquired	(25,838)	-	(141,810)	-
Purchases of property and equipment	(41,196)	(36,288)	(114,096)	(101,268)
Proceeds from sales of property and equipment	1,519	8,699	30,491	11,182
Purchases of investment securities	(486,927)	(908,323)	(4,097,559)	(4,582,251)
Proceeds from maturities of investment securities	174,869	183,975	1,015,144	769,436
Proceeds from sales of investment securities	479,896	751,618	2,683,749	3,520,064
Net cash provided by (used in) investing activities	102,323	(319)	(624,081)	(382,837)

Cash flows from financing activities
Change in book overdraft	75,954	303	(26,994)	124,172
Proceeds from issuance of senior notes	-	-	-	299,139
Net commercial paper conduit repayments	-	-	-	(265,000)
Proceeds from swap exchange	-	-	-	31,556
Change in securities lending payable	(4,502)	(4,860)	(8,651)	9,674
Common stock repurchases	(2,552)	-	(67,024)	(44,147)
Proceeds from stock option exercises and other	14,281	10,223	27,616	24,350
Net cash provided by (used in) financing activities	83,181	5,666	(75,053)	179,744

Increase (decrease) in cash and cash equivalents	204,989	295,567	(351,325)	210,047
Cash and cash equivalents at beginning of period	375,090	635,837	931,404	721,357
Cash and cash equivalents at end of period	$580,079	$931,404	$580,079	$931,404

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

December 31, 2004
Capitated HMO
hospital system based A	3.1%	-	2.1%	10.2%	3.6%	-	-	1.5%	1.8%
Capitated HMO
physician group based A	2.5%	-	1.7%	1.1%	39.3%	-	-	5.2%	3.5%
Risk-sharing B	3.0%	-	2.1%	55.2%	50.4%	-	-	12.0%	7.4%
All other membership	91.4%	100.0%	94.1%	33.5%	6.7%	100.0%	100.0%	81.3%	87.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2003
Capitated HMO
hospital system based A	5.4%	-	4.2%	11.8%	2.9%	-	-	1.4%	2.7%
Capitated HMO
physician group based A	3.0%	-	2.3%	1.8%	46.9%	-	-	6.1%	4.4%
Risk-sharing B	2.9%	-	2.2%	47.9%	43.7%	-	-	9.8%	6.4%
All other membership	88.7%	100.0%	91.3%	38.5%	6.5%	100.0%	100.0%	82.7%	86.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Twelve	For the Twelve
	Months Ended	Months Ended
	December 31, 2004	December 31, 2003
Balances at January 1	$1,272,156	$1,142,131

Acquisition	71,063	-

Incurred related to:
Current year	10,763,105	9,955,491
Prior years - non-TRICARE (1)	(68,448)	(33,432)
Prior years - TRICARE (2)	(25,010)	(42,638)
Total incurred	10,669,647	9,879,421

Paid related to:
Current year	(9,504,331)	(8,710,393)
Prior years	(1,086,525)	(1,039,003)
Total paid	(10,590,856)	(9,749,396)

Balances at end of period	$1,422,010	$1,272,156

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) The $35.0 million increase in non-TRICARE favorable development from $33.4 million to $68.4 million related primarily to better than expected utilization in the latter half of 2003 for our Medicare line of business.

(2) Changes in estimates of TRICARE incurred claims for prior years recognized during 2003 and 2004 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
			December 31	September 30	December 31
			2004	2004	2003
A	IBNR and other medical expenses payable		$910,525	$945,972	$767,712
B	TRICARE IBNR		284,647	238,474	267,146
C	TRICARE other medical expenses payable		6,970	16,923	37,849
D	Unprocessed claim inventories		115,300	122,300	109,700
E	Processed claim inventories		97,801	79,895	74,262
F	Payable to pharmacy benefit administrator		6,767	32,571	15,487
	Total medical and other expenses payable		$1,422,010	$1,436,135	$1,272,156

A

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).

B	TRICARE IBNR has increased from higher medical expenses due to the transition to the new South region contract.
C

TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E

Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F	The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Below is a summary:

	Average Number of Days from Incurred Date to Receipt Date (1)
	2004	2003	Change	% Change
1st Quarter Average	17.4	17.1	0.3	1.8%
2nd Quarter Average	16.7	16.7	0.0	0.0%
3rd Quarter Average	16.9	16.6	0.3	1.8%
4th Quarter Average	16.4	16.6	(0.2)	-1.2%
Full Year Average	16.9	16.7	0.2	1.2%

(1)	Receipt cycle time data for our 3 largest claim processing platforms representing approximately 90% of our claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated		Number
	Valuation	Claim Item	of Days
Date	(000)	Counts	On Hand
12/31/2002	$92,300	424,200	4.5
3/31/2003	$99,000	421,700	4.4
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9
3/31/2004	$94,800	400,900	3.9
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

Quarter Ended	Days in Claims Payable (DCP)	Annual Change	% Change	DCP Excluding Capitation	Annual Change	% Change
12/31/2002	45.2	(2.2)	-4.6%	53.3	(3.8)	-6.7%
3/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2004	2003
4th quarter-prior year				46.2	45.2
Impact of change in claim receipt cycle time				(0.2)	(0.5)
Impact of change in unprocessed claim inventories				0.2	0.6
Impact of change in processed claim inventories				0.9	(1.1)
Impact of changing TRICARE reserve balances				1.6	2.0
Impact of change in pharmacy payment cutoff				(0.4)	(1.0)
All other				1.2	1.0
Year to date-current year				49.5	46.2